**FIRST AMENDMENT TO**
**SHORELINE CAPITAL PARTNERS, L. P.**
**LIMITED PARTNERSHIP**
**LIMITED PARTNERSHIP AGREEMENT**

This First Amendment To Shoreline Capital Partners, L. P. Limited Partnership Limited Partnership Agreement (this "Amendment") is made as of February 23, 1999, by and among Golden Bear Financial, a California corporation ("Golden Bear"), Cole Financial Ventures, a California corporation ("Cole"), Dr. Deborah Milenkovitch, as trustee for the Deborah Milenkovitch Trust, Frank Doodha and Diane Doodha, as trustees of the Doodha Family Trust, Frank Doodha as trustee of the Frank Doodha Rollover IRA, Stuart Cook, as trustee of the Stuart Cook Defined Benefit Pension Plan, Dr. John Buehler, as trustee for the John Buehler IRA, Roksanda Cerovic, as trustee of the Ruth Bacon Calhoun Trusts and Calhoun Corporation, a Delaware corporation.

**RECITALS**

A. Golden Bear, as general partner, Cole, as co-general partner, and the other parties to this Amendment, as limited partners, are partners (the "Partners") in a limited partnership under the name "Shoreline Capital Partners, L. P." (the "Partnership") pursuant to a written partnership agreement (the "Partnership Agreement") entitled "Shoreline Capital Partners, L. P. Limited Partnership Limited Partnership Agreement" dated April 5, 1996.

B. The Partners desire to appoint Cole as a General Partner (as defined in the Partnership Agreement) of the Partnership with all of the rights, duties and obligations of a General Partner under the Partnership Agreement.

C. Golden Bear desires to withdraw from the Partnership, and the Partners desire to continue the business of the General Partnership with Cole as the sole General Partner.

D. The Partners also desire to make certain other amendments to the Partnership Agreement to make clear that the Partnership may contribute or transfer all of the Partnership's stock in the Holding Company (as defined in the Partnership Agreement) to a corporation wholly owned by the Partnership for the purpose of effecting a merger of such corporation with the Holding Company.

NOW, THEREFORE, the Partners agree as follows:

1. A new section (6.05) is added to Article VI of the Partnership Agreement to read as follows:

"Section 6.05. *Continuation of Partnership After Withdrawal or Removal of General Partner.*

"The withdrawal or removal of a General Partner will not cause a dissolution of the Partnership, and the business of the Partnership will be continued by the remaining General Partner or General Partners, if any."

2. Effective upon the Effective Date (as hereinafter defined) Cole is hereby appointed a General Partner of the Partnership with all of the rights, duties and obligations of the General Partner. All references to Cole as Co-General Partner and any restrictions placed upon Cole by virtue of being Co-General Partner are hereby deleted. However, Cole may continue to act in the capacity of investment advisor and administrator with respect to the Limited Partners. Cole's Partnership Interest in the Partnership and compensation shall remain unchanged, and any fees or other compensation which Cole may earn in its capacity as investment advisor and administrator with respect to the Limited Partners or as commissions and fees in connection with the placement of limited partnership interests or otherwise raising capital for the Partnership shall be in addition to any compensation that Cole may receive as a General Partner of the Partnership. Cole hereby accepts appointment as a General Partner, agrees to perform all of the duties and obligations of a General Partner and agrees to be bound by the terms and provisions of the Partnership Agreement in the capacity of a General Partner.

3. Effective upon the Effective Date, Golden Bear hereby withdraws from the Partnership. From and after the Effective Date Golden Bear shall have no rights, duties or obligations as a General Partner. However, any rights to indemnity which Golden Bear may have as a General Partner under the Partnership Agreement or under law as of the Effective Date shall continue in full force and effect. Golden Bear hereby waives all rights it may have under Sections 6.01(b) and 6.03(b) of the Partnership Agreement.

4. Cole agrees to continue the business of the Partnership notwithstanding the withdrawal of Golden Bear as a General Partner.

5. The following definitions in Article I, Section 1.01 of the Partnership Agreement are amended to read as follows:

**"General Partner"** means **"Cole Financial Ventures"** or any Person who, at the time of reference thereto, has been admitted as a successor to the original "General Partner" or as an additional General Partner, in such Person's capacity as a General Partner."

**"Thrift and Loan"** means Novato Community Bank, formerly known as New West Thrift and Loan Company.

6. Article II, Section 2.02 of the Partnership Agreement is amended to read as follows:

> "Section 2.02. *Principal Office and Name and Address of Resident Agent.*
>
> The address of the principal office and place of business of the Partnership, unless hereafter changed by the General Partner, shall be Shoreline Capital Partners L.P., c/o Cole Financial Ventures, 851 Irwin Street, Suite 301, San Rafael, CA 94901. The General Partner shall notify the Limited Partners of a change in the Partnership's principal office and place of business."

7. Article V, Section 5.05(d) of the Partnership Agreement is amended to read as follows:

> "(d) Neither the Partnership nor any regulated financial institution in which it has an ownership interest will reimburse any General Partner or its Affiliates for any items of general overhead, including, but not limited to, rent, utilities or the use of computers, office equipment or other capital items owned by such General Partner or its affiliates. Neither the Partnership nor any regulated financial institution in which the Partnership has an ownership interest will reimburse any General Partner for any salaries or fringe benefits of any officer or director regardless of whether such person provided services to the Partnership except that Kit M. Cole may be compensated by the Holding Company or the Thrift and Loan in her capacity as Chairman and Kimberly A. Petrini may be compensated by the Holding Company or the Thrift and Loan in her capacity as President and Chief Executive Officer."

8. The last sentence of Section 5.07 of the Partnership Agreement is amended to read as follows:

> "However, if such person is a Limited Partner, the General Partners shall immediately notify the appropriate financial regulatory authorities for prior written consent."

9. Article V, Section 5.09(a) of the Partnership Agreement is amended to read as follows:

"(a) Neither the General Partner nor its Affiliates shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any of the Limited Partners for any act or omission performed or omitted by the General Partner or its Affiliates in good faith and in the best interests of the Partnership, provided that the General Partner or its Affiliates' conduct did not constitute Cause. The Partnership shall indemnify and hold harmless the General Partner and its Affiliates against and for any loss, liability or damage incurred by any of them or the Partnership by reason of any act performed or omitted to be performed by them in good faith and in a manner reasonably believed by them to be in the Partnership's best interest, in connection with the business of the Partnership including all judgments, costs and attorneys' fees and any amounts expended in settlement of any claims of liability, loss or damage, provided that the indemnified Person's conduct did not constitute Cause. The satisfaction of any indemnification obligation shall be from and limited to Partnership assets, and no Limited Partner shall have any personal liability on account thereof. Notwithstanding any provision of this subsection to the contrary, the General Partner shall be presumed to be personally liable to creditors for the debts of the Partnership. The foregoing indemnities shall continue in favor of a General Partner who has withdrawn from the Partnership or been removed as a General Partner notwithstanding the withdrawal or removal."

10. Article V, Section 5.10(b) of the Partnership Agreement is amended to read as follows:

"(b) New allocations made by the General Partner in reliance upon the advice of tax counsel and the Accountants pursuant to Subsection (a) of this section shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners and no such new allocation shall give rise to any claim or cause of action by any Limited Partner."

11. A new sentence is added to the end of Article IX, Section 9.05 of the Partnership Agreement to read as follows:

"The foregoing indemnities shall continue in favor of a General Partner who has withdrawn from the Partnership or been removed as a General Partner notwithstanding the withdrawal or removal."

12. Article X, Section 10.02(a) of the Partnership Agreement is amended to read as follows:

> "(a) Subject to Section 10.03, a Majority in Interest of the Limited Partners, without the concurrence of the General Partner, or at a meeting or by vote without a meeting may: (i) amend this Agreement, provided that a) the concurrence of the General Partner shall be required for any amendment to this Agreement which modifies the compensation or distributions to which the General Partner is entitled or which affects the duties of the General Partner and b) an amendment of any provision of this Agreement which provides for a Super-majority in Interest vote must itself be approved by a Super-majority in Interest, (ii) approve or disapprove the sale or other disposition of all or substantially all of the Partnership's assets in a single transaction in the circumstances provided by Section 5.04(c); (iii) merge the Partnership into or with any other partnership, corporation or other entity; and (iv) approve or disapprove the distribution of Partnership assets, other than cash, to Partners. Amendments to this Agreement may be proposed at any time by a writing signed by 10% or more in interest of the Limited Partners."

13. Notwithstanding any provision of the Partnership Agreement to the contrary, the Partnership may contribute or transfer all of the Partnership's stock in the Holding Company to a corporation wholly owned by the Partnership for the purpose of effecting a merger of such corporation with the Holding Company so that the Partnership becomes the sole owner of the Holding Company. The General Partner is authorized to so contribute the stock and to effect such merger, and no provision of the Partnership Agreement will prohibit the General Partner from taking any action to so contribute the stock and to effect such merger. In addition, the contribution or the transfer of the stock of the Holding Company to such corporation will not work a dissolution of the Partnership and will not give rise to Sale Proceeds.

14. Except as modified by this Amendment all terms and conditions of the Partnership Agreement remain in full force and effect.

15. This Agreement will become effective on the date (the "Effective Date") that all of the following conditions have been satisfied provided that if the Effective Date does not occur on or before September 30, 1999, this Agreement will be null and void:

a. Any amendment to the Certificate (as defined in the Partnership Agreement) and any other documents or

instruments necessary, desirable, appropriate or required by law to evidence Cole's appointment as a General Partner and Golden Bear's withdrawal as a General Partner shall be executed and filed or recorded.

b. All other actions required by law in connection with the appointment of Cole as a General Partner shall be performed.

Cole shall notify the Limited Partners of the Effective Date immediately upon this Agreement's becoming effective, or, if the above conditions are not fulfilled on or before September 30, 1999, that this Agreement has become null and void by virtue of the failure of one or more of the above conditions.

Golden Bear Financial,
a California corporation,
General Partner

By: ______________________
Kimberly A. Petrini,
President

Cole Financial Ventures,
a California corporation,
General Partner

By: ______________________
Kit M. Cole,
President

______________________
Dr. Deborah Milenkovitch,
Trustee of the Deborah Milenkovitch Trust,
Limited Partner

______________________
Frank Doodah, Trustee of the Doodah Family Trust,
Limited Partner

______________________
Stuart Cook,
Trustee of the Stuart Cook Defined Benefit Pension Plan,
Limited Partner

______________________
Diane Doodah, Trustee of the Doodah Family Trust
Limited Partner

Calhoun Corporation,
a Delaware corporation,
Limited Partner

By: ______________________
Deborah Milenkovitch,
President

______________________
John Buehler,
Trustee of the John Buehler IRA,
Limited Partner

______________________
Roksanda Cerovic, Trustee of the Ruth Bacon Calhoun Trusts

Frank Doodha, Trustee Frank Doodha IRA R/O